Exhibit 10.1

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated as of December 4, 2007, by and between TELULAR CORPORATION, a Delaware corporation (the “Company”), and Michael J. Boyle, a resident of Illinois (the “Executive”);

WITNESSETH:

WHEREAS, the Company has heretofore entered into that certain Amended and Restated Employment Agreement with the Executive, dated as of October 31, 2006 (the “Amended and Restated Agreement”); and

WHEREAS, the Company and the Executive wish to amend the Amended and Restated Agreement in certain respects, and to restate the entire agreement as so amended;

NOW, THEREFORE, in consideration of the mutual obligations set forth herein, the Amended and Restated Agreement is hereby amended and restated, effective as of November 30, 2007, to read in its entirety as follows:

1.	Engagement. The Company hereby agrees to employ the Executive as its President and Chief Executive Officer, and the Executive hereby accepts such employment, on the terms and conditions hereinafter set forth. The Executive’s principal place of business shall be at the headquarters of the Company.

2.	Term of Employment. The Executive’s employment by the Company commenced on August 1, 2005 (the “Effective Date”). Employment shall be on an “at-will” basis and, unless sooner terminated in accordance with the terms hereof, shall continue in effect until the earlier of (a) the effective date of the Company’s appointment a new President and Chief Executive Officer (other than an interim President or Chief Executive Officer) (the “Succession Date”) and (b) termination by either party upon at least 60 days’ prior notice to the other party. The period of employment of the Executive by the Company is referred to herein as the “Term.”

3.	Duties. During the Term, the Executive shall serve as the Company’s President and Chief Executive Officer and shall have such duties and responsibilities as are set forth in the Company’s Bylaws and such other executive responsibilities and performances as may be assigned to him from time to time by the Board of Directors of the Company (the “Board”). The Executive shall use his best efforts and shall act in good faith in performing all duties reasonably required to be performed by him under this Agreement.

4.	Availability. The Executive shall devote his entire working time, attention and energies to the Company’s business and, during the term of this Agreement, shall not be engaged in any other business activity without the express written approval of the Board.

5.	Expenses. The Company shall reimburse the Executive, promptly upon presentation of itemized vouchers, for all ordinary and necessary business expenses incurred by the Executive in the performance of his duties hereunder.

6.	Compensation. As compensation for the services to be rendered hereunder, the Company agrees as follows:

a)	The Company shall pay to the Executive an annual base salary (the “Base Salary”) which shall be at the annual rate of $375,000 effective October 1, 2007. The Base Salary shall be paid in accordance with the Company’s normal payroll practice.

b)	The Executive shall be entitled to an annual incentive payment of up to $200,000. Twenty-five percent (25%) of this payment shall be based on the achievement of certain targets established by the Compensation Committee of the Company (the “Compensation Committee”). Seventy-five percent (75%) of this payment shall be based upon the satisfaction of certain annual business performance goals set by the Compensation Committee.

c)	The Company shall permit the Executive to participate in such pension, 401(k), and other employee benefit plans as are made available to employees of the Company generally. The Executive shall be entitled to four weeks of paid vacation per year.

7.	Stock Options. Under a stock option grant dated October 30, 2007 (the “October 2007 Grant”), the Company has granted to the Executive under the Company’s Stock Incentive Plan a nonqualified stock option to purchase 60,000 shares of the Company’s common stock.

8.	Ownership of Proprietary Information. All right, title and interest of every kind and nature whatsoever in and to discoveries, inventions, improvements, patents (and applications therefore), copyrights, ideas, know-how, laboratory notebooks, creations, properties and all other proprietary rights arising from, or in any way related to, the Executive’s employment hereunder shall become and remain the exclusive property of the Company, and the Executive shall have no interest therein.

9.	Trade Secrets. The Executive shall not, during the Term or thereafter, disclose to anyone (except to the extent reasonably necessary for the Executive to perform his duties hereunder or as may be required by law) any confidential information concerning the business or affairs of the Company (or of any affiliate or subsidiary of the Company), including but not limited to lists of customers, business plans, joint ventures, financial or cost information, and confidential scientific and technological information (whether of the Company or entrusted to the Company by a third party under a confidentiality agreement or understanding) which the Executive shall have acquired in the course of, or incident to, the performance of his duties pursuant to the terms of this Agreement or pursuant to any prior dealings with the Company or any affiliate or subsidiary of the Company. In the event of a breach or threatened breach by the Executive of the provisions of this Section 9, the Company shall be entitled to an injunction restraining the Executive from disclosing, in whole or in part, such information or from rendering any services to any person, firm, corporation, association or other entity to whom such information has been disclosed or is threatened to be disclosed. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach, including the recovery of damages from the Executive. Nothing herein shall be construed as prohibiting the Executive from disclosing to anyone any information which is, or which becomes, available to the public (other than by reason of a violation of this Section 9) or which is a matter of general business knowledge or experience.

10.	Expiration of Term. Immediately upon the Succession Date, provided that Executive remains employed by the Company pursuant to this terms of this Agreement through that date, the following shall occur:

a)	Effective as of the Succession Date, the Executive shall be deemed to have retired. The Executive shall be entitled to receive (i) payment of all accrued and unpaid Base Salary through the Succession Date, (ii) reimbursement in accordance with Company policy of all out-of-pocket expenses incurred by the Executive on behalf of the Company through the Succession Date, and (iii) a pro rated (based on the number of months between October 1, 2007, and the Succession Date, relative to the full fiscal year) portion of the annual incentive payment described in Section 6(b), payable when and as such payment would have been payable had Executive continued to be employed by the Company.

b)	As of November 30, 2007, the Executive is currently the holder of 208,168 outstanding stock options of which, upon the Succession Date, 133,332 will be vested. The vesting of the unvested stock options on the Succession Date shall be as follows:

(1)	The 58,334 options which, in accordance with the terms of the Company’s August 1, 2005, grant to the Executive under the Nonqualified Stock Option Agreement, dated as of July 22, 2005 (the “July 2005 Agreement”), will not become vested until August 1, 2008, shall, notwithstanding Section 5 of the July 2005 Agreement, become fully vested immediately upon the Succession Date.

(2)	16,667 of the 33,334 options which, in accordance with the terms of the Company’s July 21, 2006, grant to the Executive under the Nonqualified Stock Option Agreement, will not become vested until July 21, 2008, shall become fully vested immediately upon the Succession Date. The remaining 16,667 unvested options shall be cancelled in accordance with the terms of their grant.

(3)	Of the 60,000 options granted under the terms of the October 2007 Grant, 1,667 options will become fully vested immediately upon the Succession Date for each full month of the Term ending prior to the Succession Date, provided, however, that in the event that the Succession Date occurs on or prior to May 1, 2008, at least 10,002 of such options will become fully vested on such Succession Date; provided, further, that no such option shall in any event be exercisable sooner than six months after the date of grant. The remaining options shall be cancelled in accordance with the October 2007 Grant.

c)	For a period of 12 months commencing immediately upon the Succession Date, the Company shall pay on behalf of the Executive the insurance premiums associated with the continuation pursuant to COBRA of the Executive’s medical insurance coverage under all of the Company’s medical plans covering the senior executive officers of the Company. All payments to be made pursuant to this Section 10(b) shall be subject to appropriate withholding for federal, state and other applicable taxes, to the extent required by law.

11.	Termination For Cause. The Company may terminate the employment of the Executive under this Agreement in the event that the Board determines that the Executive (a) has materially and substantially breached his obligations under Section 8, 9, or 14 of this Agreement, provided that the employment of the Executive shall not be terminated under this clause (a) unless the Executive is given notice in writing that the conduct in question constitutes grounds for termination under this Section 11 and the Executive is allowed at least thirty (30) days to remedy the breach, (b) has been convicted of a felony constituting a crime of moral turpitude (whether or not in conjunction with the performance by the Executive of his duties under this Agreement), or (c) has through willful misconduct or gross negligence engaged in an act or course of conduct that causes material injury to the Company (or any affiliate or subsidiary of the Company). If the employment of the Executive under this Agreement is terminated under this Section 11, the Board shall give written notice to the Executive specifying the cause of such action. Upon a termination of employment under this Section 11, the Company shall be relieved of all further obligations under this Agreement, other than the payment of any accrued and unpaid Base Salary through the date of termination and any expenses for which the Executive is entitled to be reimbursed pursuant to Section 5. Notwithstanding such termination of employment, the Executive shall continue to be bound by the provisions of Sections 8, 9, and 14.

12.	Termination Without Cause.

a)	If, prior to the Succession Date, the employment of the Executive is terminated (i) by the Company other than for Cause or as provided in Section 13, or (ii) by resignation of the Executive because the responsibilities and duties of the Executive are, other than for Cause, materially diminished or changed by the Company in a manner that materially impairs the Executive’s ability to function as the Chief Executive Officer of the Company (provided that such diminution or change is not cured by the Company within 30 days after receiving notice thereof from the Executive), the Executive shall be entitled to receive, no later than 60 days following such termination, a Severance Payment (as defined herein).

b)	For purposes hereof, “Severance Payment” shall mean: (i) upon termination effective date, or upon or after any Change in Control, a lump sum amount equal to the Executive’s annual Base Salary at the time of such termination.

c)	Termination of employment under this Section 12 shall not terminate the Executive’s obligations under Sections 8, 9 and 14.

13.	Death or Disability of the Executive. In the event that the Executive, during the period while employed under this Agreement, shall die or, as a result of the Executive’s incapacity due to injury or physical or mental illness, the Executive shall have been unable to perform the Executive’s duties with the Company for a period of three consecutive months, or for four months out of any six consecutive months, the Company may terminate this Agreement and be relieved of all further obligations hereunder, other than the payment of any accrued and unpaid Base Salary through the date of termination and any expenses for which the Executive is entitled to be reimbursed pursuant to Section 5. Termination of employment under this Section 13 by reason of disability shall not terminate the Executive’s obligations under Section 8, 9 and 14.

14.	Non-Competition. The Executive hereby agrees that, during the Term and for a period of eighteen (18) months following the termination of his employment under this Agreement, he will not, directly or indirectly and in any way, (a) own, manage, operate, control, be employed by, participate in, or be connected in any manner with the ownership, management, operation or control of any business competing with the business of the Company, (b) interfere with, solicit on behalf of another or attempt to entice away from the Company (or any affiliate or subsidiary of the Company) (i) any project, financing or customer that the Company (or any affiliate or subsidiary of the Company) has under contract (including unfulfilled purchase orders), or any letter of supply or other supplier contract or arrangement entered into by the Company (or any affiliate or subsidiary of the Company), and all extensions, renewals and resolicitations of such contracts or arrangements, (ii) any contract, agreement or arrangement that the Company (or any affiliate or subsidiary of the Company) is actively negotiating with any other party, or (iii) any prospective business opportunity that the Company (or any affiliate or subsidiary of the Company) has identified, or (c) for himself or another, hire, attempt to hire, or assist in or facilitate in any way the hiring of any employee of the Company (or any affiliate or subsidiary of the Company), or any employee of any person, firm or other entity, the employees of which the Company (or any affiliate or subsidiary of the Company) has agreed not to hire or endeavor to hire. The effective time of the limitations imposed by this Section 13 shall be extended for the period of time equal to any period of time during which the Executive acts in circumstances that a court of competent jurisdiction finds to have violated the terms of this Section 14.

Because of the Executive’s knowledge of the Company’s business, in the event of the Executive’s actual or threatened breach of the provisions of this Section 14, the Company shall be entitled to, and the Executive hereby consents to, an injunction restraining the Executive from any of the foregoing. However, nothing herein shall be construed as prohibiting the Company from pursuing any other available remedies for such breach or threatened breach, including the recovery of damages from the Executive. The Executive agrees that the provisions of this Section 14 are necessary and reasonable to protect the Company in the conduct of its business. If any restriction contained in this Section 14 shall be deemed to be invalid or unenforceable by reason of the extent, duration of geographic scope thereof, then the Company shall have the right to reduce such extent, duration, geographic scope of other provisions thereof, and in their reduced form such restrictions shall then be enforceable in the manner contemplated hereby.

15.	Capacity. The Executive represents and warrants to the Company that he is not now under any obligation, of a contractual nature or otherwise, to any person, firm, corporation, association or other entity that is inconsistent or in conflict with this Agreement or which would prevent, limit or impair in any way the performance by him of his obligations hereunder.

16.	Withholding. The Executive acknowledges that salary and all other compensation payable under this Agreement shall be subject to withholding for income and other applicable taxes to the extent required by law, as determined by the Company in its reasonable judgment.

17.	Indemnification. To the greatest extent permitted by applicable law, and in a manner consistent with any procedures required by applicable law, the Corporation shall, during and following the termination of the Executive’s employment by the Company, indemnify and hold the Executive harmless from and against any liability (including, without limitation, reasonable attorneys’ fees) incurred by the Executive in any claim, action, suit, or proceeding instituted or brought against the Executive as a result of or arising out of service by the Executive as an officer or director of the Company, or of any other corporation or other entity at the request or direction of the Company, except to the extent that such liability is the result of the criminal action or willful misconduct on the part of the Executive.

18.	Waiver. No act, delay, omission or course of dealing on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as, or be construed as, a waiver thereof or otherwise prejudice such party’s rights, powers and remedies under this Agreement.

19.	Notice. Any and all notices referred to herein shall be sufficient if furnished in writing and delivered by hand, by facsimile transmission or by overnight delivery service maintaining records of receipt, to the respective parties at the following addresses:

If to the Company:	Telular Corporation
311 South Wacker Drive
Suite 4300
Chicago, IL 60606
Attention: Chief Operating Officer
Facsimile #: 312-379-8379
If to the Executive:	Michael J. Boyle
c/o Telular Corporation
311 South Wacker Drive
Suite 4300
Chicago, IL 60606
Facsimile #: 312-379-8379

or to such other address or addresses as either party may from time to time designate by notice given as aforesaid. Notices shall be effective when delivered.

20.	Arbitration. Except for the enforcement by the Company of its rights under Sections 8, 9 and 14 and except as provided otherwise in this Agreement, all disputes arising under or in connection with this Agreement shall be submitted to arbitration in Chicago, Illinois under the rules of the American Arbitration Association, and the decision of the arbitrator shall be final and binding upon the parties. Judgment upon the award rendered may be entered and enforced in any court having jurisdiction.

21.	Assignability. The rights and obligations contained herein shall be binding on and inure to the benefit of the successors and assigns of the Company. The Executive may not assign his rights or obligations hereunder without the express written consent of the Company.

22.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, excluding any conflicts or choice of law rules that might otherwise refer construction or interpretation of this Agreement to the laws of another jurisdiction.

23.	Completeness. Except for the terms of the compensation and benefit plans in which the Executive participates, this Agreement (a) sets forth all, and are intended by each party to be an integration of all, of the promises, agreements and understandings between the parties hereto with respect to the subject matter hereof, and (b) supersedes all prior agreements and communications, whether written or oral, between the Executive and the Company. This Agreement shall not be modified except by written agreement between the Executive and the Company.

24.	Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one agreement binding on the parties hereto.

25.	Severability. Each provision of this Agreement shall be considered severable and if for any reason any provision that is not essential to the effectuation of the basic purpose of the Agreement is determined to be invalid or contrary to any existing or future law, such invalidity shall not impair the operation of or affect those provisions of this Agreement that are valid.

26.	Headings; Construction. Headings contained in this Agreement are inserted for reference and convenience only and in no way define, limit, extend or describe the scope of this Agreement or the meaning or construction of any of the provisions hereof. As used herein, unless the context otherwise requires, the single shall include the plural and vice versa, words of any gender shall include words of any other gender, and “or” is used in the inclusive sense.

27.	Survival of Terms. If this Agreement is terminated for any reason, the provisions of Sections 8, 9 and 14 shall survive and the Executive and the Company shall continue to be bound by the terms thereof to the extent provided therein.

28.	Release.

a)	As consideration for the benefit he is entitled to receive under this Agreement, the Executive hereby releases and agrees not to sue Company and its subsidiaries and directors, officers, principals, employees, agents, insurers and affiliates of any of them with respect to any and all claims, whether at law or in equity, and whether known or unknown, related to his employment or termination of employment with Company and its subsidiaries and its and their predecessors (collectively, “Claims”). Such Claims include, without limitation, any claims under any applicable laws, statutes or regulations; claims for discrimination on the basis of race, sex, age, national origin, religion, sexual preference, disability or claims under Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Illinois Human Rights Act, the Cook County Human Rights Ordinance, or the City of Chicago Human Relations Ordinance, or any comparable laws of the State of New York or any subdivision thereof; any claims under common law, such as contract or tort claims; and any claims for reinstatement or rehire by Company or claims for compensation or benefits other than those set forth in Sections 6 or 10. Notwithstanding the forgoing, the above release specifically excludes: (i) any claims that may arise out of events taking place after the effective date of this Agreement, (ii) any claims against Company for breach of its obligations under this Agreement, and (iii) the performance by Company of any obligations arising after the date hereof under the stock option agreements referenced in Section 10.

b)	Without limiting the effect of the foregoing release, the right of the Executive to the benefits specified in Section 10 are conditioned upon the execution and delivery by the Executive on the Succession Date of a Release, in the form attached hereto as Exhibit A, dated the Succession Date and the expiration thereafter of the seven-day revocation period specified therein without revocation by the Executive.

c)	The Company represents and warrants to the Executive that, as of the date of this Agreement, the Board of Directors of the Company does not know of the basis for any legal claim or action on the part of the Company against the Executive.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

TELULAR CORPORATION
By
Michael J. Boyle		Joseph Beatty

Exhibit A

GENERAL RELEASE OF CLAIMS

In consideration of the benefit that I am entitled to receive under Section 10 of the Second Amended and Restated Employment Agreement between Telular Corporation (the “Company”) and the undersigned Michael J. Boyle (the “Agreement”), the undersigned, on behalf of myself and my heirs, successors and assigns, hereby release and agree not to sue the Company and its subsidiaries and directors, officers, principals, employees, agents, insurers and affiliates of any of them with respect to any and all claims, whether at law or in equity, and whether known or unknown, related to my employment or termination of employment with Company and its subsidiaries and its and their predecessors (collectively, “Claims”). Such Claims include, without limitation, any claims under any applicable laws, statutes or regulations; claims for discrimination on the basis of race, sex, age, national origin, religion, sexual preference, disability or claims under Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Illinois Human Rights Act, the Cook County Human Rights Ordinance, or the City of Chicago Human Relations Ordinance; any claims under common law, such as contract or tort claims; and any claims for reinstatement or rehire by Company or claims for compensation or benefits other than those set forth in Section 6 or 10 of the Agreement. Notwithstanding the forgoing, the above release specifically excludes: (i) any claims that may arise out of events taking place after the effective date of the Agreement, (ii) any claims against Company for breach of its obligations under the Agreement, and (iii) the performance by Company of any obligations arising after the date hereof under the stock option agreements referenced in Section 10.

I acknowledge and agree that:

1.	The benefits I am receiving under the Agreement constitute consideration over and above any benefits that I might be entitled to receive without executing this Release.

2.	The Company advised me in writing to consult with an attorney prior to executing this Release.

3.	I was given a period of at least 21 days within which to consider this Release.

4.	The Company has advised me of my statutory right to revoke my acceptance of the terms of this Release at any time within seven (7) days of my signing of this Release.

If I decide to exercise my right to revoke this Release, I acknowledge and agree that I shall notify the Company in writing of my intent to revoke my agreement to this Release and shall fax my notification to the Secretary of the Company. I acknowledge that if I revoke this Release, I will not be entitled to the benefits under the Agreement.

I further warrant and represent that I fully understand and appreciate the consequence of my signing this Release.

IN WITNESS WHEREOF, I hereby acknowledge receipt of consideration and execute the foregoing agreement this      day of      , 2008.

Michael J. Boyle

Witnessed by      on this      day of      , 2008.

WITNESS